Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer & Secretary
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2009 Fourth Quarter Financial Results

•                  Quarterly loss narrowed from the prior quarter to $1.9 million

•                  Non-performing loans declined by $21.5 million, or 26.5% from the end of the prior quarter, while the Allowance for Loan Losses to Loans increased to 3.42%

•                  Delinquent loans declined by $39.8 million, or 64.5%

•                  Total capital ratio increased to 13.80%, an all-time high

•                  Low-cost deposits grew by $50.7 million in the fourth quarter

Denver, Colorado (January 28, 2010) — Guaranty Bancorp (Nasdaq: GBNK) today reported a fourth quarter 2009 net loss of $1.9 million, or $0.07 loss per basic and diluted common share, compared to a fourth quarter 2008 net income of $3.8 million, or $0.08 earnings per basic and diluted common share.  Included in the basic and diluted common share computation for the fourth quarter 2009 is a $1.4 million preferred stock dividend paid in the form of additional shares of Series A convertible preferred stock. The primary reason for the decrease from the prior year period is an $8.8 million increase in the provision for loan losses.  In addition, noninterest expense increased by $4.5 million from the prior year mostly due to greater other real estate owned expenses related to our aggressive disposition strategy and higher FDIC insurance assessments.  These increases were partially offset by an increase in tax benefit primarily caused by a reversal of the valuation allowance established in the third quarter 2009 associated with deferred taxes.

Dan Quinn, Guaranty Bancorp President and CEO, stated, “While the results of a particular quarter do not constitute a trend, the results of the fourth quarter were significant as they gave further evidence of the overall improvement in loan quality that began in August of last year. During the fourth quarter, nonperforming loans were reduced by $21.5 million, or 26.5%. Of greater significance was the reduction in delinquent loans from $61.6 million at the end of the third quarter 2009 to $21.8 million at year end, as this suggests that the future inflow of nonperforming loans is slowing.  Delinquent loans have declined from 3.9% of loans at September 30, 2009 to 1.4% of loans at December 31, 2009.”

Mr. Quinn continued, “We are also pleased with a $60.9 million increase in deposits during the fourth quarter 2009.  Most of this deposit growth was related to overall transaction and savings deposits, which grew by $50.7 million during the fourth quarter 2009.  Our net interest margin also increased during the fourth quarter 2009 to 3.26%, compared to 3.14% in the prior quarter.  This increase in net interest margin is primarily attributable to an increase in loan yields and a decline in our cost of funds.”

The Company’s net loss for 2009 was $29.2 million, or $0.60 loss per basic and diluted common share, compared to a net loss of $256.7 million or $5.03 loss per basic and diluted common share for the same period in 2008.  Included in the basic and diluted common share computation for 2009 is a $1.4 million preferred stock dividend paid in the form of additional shares of Series A convertible preferred stock. The primary cause for the decrease in net loss in 2009 as compared to 2008 is that there was no goodwill impairment charge in 2009 as compared to the $250.7 million goodwill impairment charge recorded during the third quarter 2008. Other differences for 2009 as compared to 2008 include a $16.8 million reduction in net interest income due to lower interest rates and a decrease in earning assets, as well as a $17.3 million increase to the provision for loan losses.

Key Financial Measures

Income Statement

	Quarter Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Earnings (loss) per share-basic & diluted	$(0.07)	$(0.33)	$0.08	$(0.60)	$(5.03)
Return on average assets	(0.35)%	(3.32)%	0.72%	(1.42)%	(11.19)%
Net Interest Margin	3.26%	3.14%	3.55%	3.26%	4.05%

Balance Sheet

	December 31, 2009	September 30, 2009	% Change	December 31, 2008	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$234,483	$148,194	58.2%	$45,711	413.0%
Total investments	248,236	209,297	18.6%	144,264	72.1%
Total loans, net of unearned discount	1,519,608	1,587,265	(4.3)%	1,826,333	(16.8)%
Loans held for sale	9,862	5,500	79.3%	5,760	71.2%
Allowance for loan losses	(51,991)	(49,038)	6.0%	(44,988)	15.6%
Total assets	2,127,580	2,057,378	3.4%	2,102,741	1.2%
Average assets, quarter-to-date	2,117,257	2,022,679	4.7%	2,099,519	0.8%
Total deposits	1,693,290	1,632,436	3.7%	1,698,651	(0.3)%
Book value per common share	2.50	2.60	(3.8)%	3.07	(18.6)%
Tangible book value per common share	2.13	2.21	(3.6)%	2.58	(17.4)%
Tangible book value per common share (after giving effect to conversion of preferred stock)	2.00	2.05	(2.4)%	2.58	(22.5)%
Book value of preferred stock	59,227	57,883	2.3%	None	N/A
Liquidation value of preferred stock	60,434	59,053	2.3%	None	N/A
Equity ratio – GAAP	9.05%	9.51%	(4.8)%	7.68%	17.8%
Tangible equity ratio	8.23%	8.59%	(4.2)%	6.55%	25.6%
Total risk-based capital ratio	13.80%	13.42%	3.1%	10.61%	30.3%

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(Dollars in thousands)

Net interest income	$16,284	$14,911	$17,679	$62,773	$79,562
Interest rate spread	2.81%	2.65%	2.92%	2.71%	3.35%
Net interest margin	3.26%	3.14%	3.55%	3.26%	4.05%
Net interest margin, fully tax equivalent	3.34%	3.23%	3.64%	3.34%	4.14%

Fourth quarter 2009 net interest income of $16.3 million increased by $1.4 million from the third quarter 2009, and decreased $1.4 million from the fourth quarter 2008.  The Company’s net interest margin of 3.26% for the fourth quarter 2009 reflected an increase of 12 basis points from the third quarter 2009 and a decline of 29 basis points from the fourth quarter 2008. The increase in net interest margin and net interest spread in the fourth quarter 2009, as compared to the third quarter 2009, is primarily a result of an increase in loan yields and a reduction in the cost of funds during the fourth quarter 2009. The cost of funds was 2.00% for the fourth quarter 2009 as compared to 2.30% in the previous quarter, a decline of 30 basis points.  The decrease in net interest margin in the fourth quarter 2009 as compared to the same quarter in 2008 is primarily due to the 11 basis point decrease in spread.  The cost of funds declined by 70 basis points in the fourth quarter 2009 as compared to the same quarter in 2008 due mostly to the lower cost of time deposits and the yield on earning assets declined by 81 basis points over the same time period. The yield on earning assets declined from 5.62% in the fourth quarter 2008 to 4.81% for the same quarter in 2009, while loan yields declined from 5.67% to 5.44% over the same time period. The primary reason for the larger overall decline in the yield on earning assets is due to a change in the mix of earning assets.  The Company maintained a higher level of short-term liquidity as reflected by a $163.0 million increase in average cash equivalents in the fourth quarter 2009 as compared to the same quarter in 2008. These cash equivalent assets earned 0.26% in the fourth quarter 2009 as compared to 2.56% in the same quarter in 2008. Excluding these low-yielding cash equivalents, the Company’s net interest margin would have been 29 basis points higher in the fourth quarter 2009.

Interest income in the fourth quarter 2009 decreased by $3.9 million to $24.1 million, from $28.0 million in the fourth quarter 2008.  Lower yields on earning assets contributed to $1.3 million of the $3.9 million decrease in interest income with the remainder due to a decline in earning assets, as well as a change in mix.  Other causes for the decline in interest income include an increase in nonaccrual loan balances in 2009 as compared to the prior year, as well as a reduction in loan fee income as a result of a reduction in overall loan balances.  The Company remains asset sensitive at the end of fourth quarter 2009 and expects that as interest rates rise, net interest income will also increase.

Interest expense decreased by $2.5 million to $7.8 million for the fourth quarter 2009 as compared to $10.3 million in the fourth quarter 2008.  The $2.5 million decrease in interest expense is attributable to a $3.1 million favorable rate variance, partially offset by a $0.6 million unfavorable volume variance due mostly to higher average time deposit balances. The overall cost of funds declined by 70 basis points to 2.00% from the fourth quarter 2008 to the fourth quarter 2009, primarily as a result of the overall cost of interest bearing deposits decreasing by 73 basis points.

For the year ended December 31, 2009, the Company’s net interest income declined by $16.8 million to $62.8 million as compared to $79.6 million for the same period in 2008.  This decline is mostly attributable to a $9.3 million unfavorable rate variance due to a 79 basis point decrease in net interest margin, primarily attributable to the Company being asset sensitive coupled with a greater than 400 basis point cut in the target federal funds rate by the Federal Open Market Committee of the Federal Reserve Board throughout 2008.  Approximately 56% of the Company’s outstanding loan balances are variable rate loans and are generally tied to an index, such as prime or LIBOR.  Although many of these loans have interest rate floors, the overall decline in interest rates discussed above caused the average yield on loans for the Company to decrease by 96 basis points from 6.28% for the year ended December 31, 2008 to 5.32% in 2009.  The remainder of the decrease in net interest income is primarily due to a reduced volume of earning assets, as well as a change in the mix of earning assets.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(In thousands)
Noninterest income:
Customer service and other fees	$2,206	$2,281	$2,357	$9,520	$9,682
Gain (loss) on sale of securities	(1)	(1)	—	(2)	138
Other	215	170	(91)	894	800
Total noninterest income	$2,420	$2,450	$2,266	$10,412	$10,620

Noninterest income for the fourth quarter 2009 remained relatively flat as compared to the third quarter 2009 and fourth quarter 2008.

Noninterest income remained relatively flat in 2009, with a $0.2 million, or 2% decline in 2009 as compared to 2008. The decline in noninterest income is mostly due to customer service and other fees, which declined primarily as a result of a decline in NSF and ATM fees, partially offset by an increase in analysis account fees due to a lower earnings credit on compensating balances.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,560	$6,536	$6,255	$26,547	$31,086
Occupancy expense	1,854	1,908	1,725	7,609	7,815
Furniture and equipment	1,060	1,103	1,203	4,441	5,290
Impairment of goodwill	—	—	—	—	250,748
Amortization of intangible assets	1,556	1,559	1,803	6,278	7,433
Other real estate owned	3,369	1,582	313	5,931	1,612
Insurance and assessments	1,612	1,688	713	6,536	2,956
Professional fees	963	516	998	3,224	3,256
Other general and administrative	2,860	2,517	2,357	9,872	9,460
Total noninterest expense	$19,834	$17,409	$15,367	$70,438	$319,656

Noninterest expense for the fourth quarter 2009 increased by $2.4 million as compared to the third quarter 2009 and increased by $4.5 million from the fourth quarter 2008.  The increase in the fourth quarter 2009 noninterest expense as compared to the third quarter 2009 is mostly due to a $1.8 million increase in expenses related to the disposition of other real estate owned.  Expenses related to other real estate owned increased mostly due to valuation adjustments and sales of other real estate owned.  The increase in fourth quarter 2009 noninterest expense as compared to the same quarter in 2008 is mostly due to a $3.1 million increase in expenses associated with other real estate owned, a $0.9 million increase in insurance and assessments, primarily due to higher FDIC insurance, and a $0.5 million increase in other general and administrative expense.   The increase in other general and administrative expense is mostly due to higher loan workout related expenses.

Noninterest expense for the year ended December 31, 2009 decreased by $249.2 million to $70.4 million compared with the same period in 2008. Excluding the $250.7 million goodwill impairment, noninterest expense increased by $1.5 million in 2009 as compared to 2008.  This increase is primarily the result of a $4.3 million increase in expenses related to other real estate owned, a $3.6 million increase in insurance and assessments expense and a $0.4 million increase in other general and administrative expenses.  These increases were partially offset by a $4.5 million decrease in salaries and employee benefits, a $1.1 million decrease in occupancy and furniture & equipment expense and a $1.2 million decrease in the amortization of intangible assets.

The increase in expenses for other real estate owned in 2009 as compared to 2008 is mostly due to valuation adjustments and sales of other real estate owned, as well as $1.0 million of property holding expenses, including taxes and insurance.  The increase in insurance and assessments expense is mostly related to higher FDIC insurance assessment rates on deposits in 2009 as compared to 2008, as well as a $0.9 million special assessment charged by the FDIC. This special assessment was charged on all banks as a percentage of net assets in the second quarter 2009.  The increase in other general and administrative expense is mostly due to higher loan workout related expenses.

The decreases in salaries and benefits expense in 2009 as compared to 2008 is due to a $4.2 million decrease to base salaries and benefits and a $1.9 million decrease to bonus and incentives.  These decreases were partially offset by a $1.6 million increase to equity-based compensation expense, mostly as a result of a cumulative reversal of equity-based compensation expense in 2008 as a result of a determination that performance-based restricted shares were no longer expected to meet their performance target prior to their expiration date.  The declines in occupancy, furniture and equipment and intangible asset amortization are primarily a result of the closure of two branches in 2008 and the use of accelerated amortization on our core deposit intangible assets, respectively.

Income Taxes

In the fourth quarter 2009, management determined that a deferred tax valuation allowance was no longer required. Therefore, the $5.0 million deferred tax valuation allowance booked in the third quarter 2009 was reversed. In making this determination, management considered all evidence currently available, both positive and negative, including existence of taxes paid in available carry-back years, forecasts of future income, a three-year cumulative loss for financial reporting purposes, applicable tax planning strategies, and assessments of the current and future economic and business conditions. The most significant change in positive evidence causing the reversal of the valuation allowance was the legislative increase in carry-back years from two years to five years as a result of the passage of the Worker, Homeownership, and Business Assistance Act of 2009, which was signed into law by President Obama on November 6, 2009.  This change caused a significant increase in the amount of taxes available for recovery, allowing businesses to elect to carry-back a net operating loss from 2009 for five years instead of only two years.  This new carry-back period does not apply to companies who received payments under the Troubled Asset Relief Program (TARP).  As the Company did not receive payments under TARP, we elected to carry-back our 2009 net operating loss five years, which has significantly reduced the deferred tax asset on our books as of December 31, 2009.

Because the Company continues to have a deferred tax asset, the Company will, on a quarterly basis, evaluate the need for a valuation allowance and whether the allowance should be adjusted based on then available evidence.

The effective tax benefit rate in 2009 was 39.6% as compared to 2.5% in 2008.  In 2009, the primary differences between the expected tax benefit rate and the actual tax benefit rate are state taxes and tax-exempt income. In 2008, the primary difference between the expected benefit rate and the actual benefit rate was the significant goodwill impairment charge which was not deductible for income tax purposes.

Preferred Stock Dividend

On November 15, 2009, a non-cash preferred stock dividend was paid in the form of additional shares of Series A convertible preferred stock to holders of Series A convertible preferred stock in the amount of $1.4 million.  The effect of this preferred stock dividend was to reduce the amount available to common shareholders as reflected in the earnings (loss) per share computation.

Balance Sheet

	December 31, 2009	September 30, 2009	% Change	December 31, 2008	% Change
	(Dollars in thousands, except per share amounts)
Total assets	$2,127,580	$2,057,378	3.4%	$2,102,741	1.2%
Average assets, quarter-to-date	2,117,257	2,022,679	4.7%	2,099,519	0.8%
Loans, net of unearned discount	1,519,608	1,587,265	(4.3)%	1,826,333	(16.8)%
Total deposits	1,693,290	1,632,436	3.7%	1,698,651	(0.3)%

Equity ratio - GAAP	9.05%	9.51%	(4.8)%	7.68%	17.8%
Tangible equity ratio	8.23%	8.59%	(4.2)%	6.55%	25.6%

At December 31, 2009, total assets of $2.1 billion remained relatively flat as compared to September 30, 2009 and December 31, 2008.  Although total assets remained consistent with prior periods, there has been a shift to more liquid assets during 2009, including investment securities and short-term funding due to current economic conditions.  Total loans have declined by $307 million from $1.8 billion as of December 31, 2008 to $1.5 billion as of December 31, 2009.  During this same time period, the Company’s investments have increased by $104 million from $144 million as of December 31, 2008 to $248 million as of December 31, 2009, and total cash and cash equivalents increased by $189 million to $235 million at December 31, 2009 as compared to $46 million at December 31, 2008.  The increase in cash and cash equivalents is primarily a result of the decline in loan balances, coupled with the issuance of $57.8 million, net of expenses, of preferred stock in the third quarter of 2009.  Management continues to evaluate alternatives for the utilization of this additional liquidity to improve our future net interest margin, including a combination of purchasing new investments securities, making new loans and not renewing certain maturing time deposits.

The decline in loan balances from December 31, 2008 is primarily a result of a $77 million decrease in real estate loans and a $225 million decrease in commercial loans.  The decline in commercial loans is partly attributable to planned efforts by the bank to reduce lower yielding syndicated and participated loans.

The GAAP equity ratio and tangible equity ratio each increased from December 31, 2008 primarily as a result of the issuance of $57.8 million, net of expenses, of convertible preferred stock in August 2009.  The GAAP equity ratio and tangible equity ratio declined during the fourth quarter 2009 primarily as a result of the increase in shorter-term cash and cash equivalents.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	December 31, 2009	September 30, 2009	December 31, 2008
	(In thousands)
Loans on real estate:
Residential and commercial	$760,719	$715,005	$680,030
Construction	105,612	163,074	268,306
Equity lines of credit	54,852	56,591	50,270
Commercial loans	521,016	573,562	746,241
Agricultural loans	18,429	19,428	22,738
Lease financing	4,011	4,722	3,549
Installment loans to individuals	36,175	38,704	38,352
Overdrafts	358	768	855
SBA and other	20,997	18,181	19,592
	1,522,169	1,590,035	1,829,933
Unearned discount	(2,561)	(2,770)	(3,600)
Loans, net of unearned discount	$1,519,608	$1,587,265	$1,826,333

There were $921.2 million of real estate loans at December 31, 2009 as compared to $998.6 million at December 31, 2008, a decrease of $77.4 million as management continues efforts to decrease its exposure to residential and commercial real-estate.

At December 31, 2009, there were approximately $18 million of loans secured by for-sale residential real estate and approximately $57 million of residential land and land development loans.  This compares to December 31, 2008, with approximately $57 million of loans secured by for-sale residential real estate and approximately $114 million of residential land and land development loans.

The $162.7 million decrease in construction loans, and the $80.7 million increase in residential and commercial real estate loans at December 31, 2009 as compared to December 31, 2008 is partially due to reclassifying $124.0 million of construction loans to commercial real estate loans because of the completion of the underlying building projects and the commencement of amortization of these loans.   A portion of the remainder of the decrease in construction loans was a result of payoffs on existing loans, as well as moving loans to other real estate owned during 2009.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	December 31, 2009	September 30, 2009	December 31, 2008
	(In thousands)
Noninterest bearing deposits	$366,103	$366,308	$433,761
Interest bearing demand	171,844	152,914	145,492
Money market	352,127	319,504	315,364
Savings	71,816	72,483	68,064
Time	731,400	721,227	735,970
Total deposits	$1,693,290	$1,632,436	$1,698,651

Total deposits increased by $60.9 million to $1.69 billion at December 31, 2009 as compared to $1.63 billion at September 30, 2009, and decreased by $5.4 million as compared to $1.70 billion at December 31, 2008.   The increase in deposits during the fourth quarter 2009 is primarily a result of increases to overall transaction and savings accounts, including money market accounts, which increased by $50.7 million primarily as a result of a deposit campaign initiated late in the third quarter of 2009.  The $5.4 million decrease in deposits from December 31, 2008 to December 31, 2009 is primarily due to a $4.6 million decrease in time deposits.  The $67.7 million decrease in noninterest bearing deposits at December 31, 2009 as compared to December 31, 2008, is mostly due to a $66.5 million movement of funds from a noninterest bearing account to a money market account by a single account holder who administers an omnibus account on behalf of bank cash sweep account customers.

At December 31, 2009, there were approximately $255 million in brokered time deposits, excluding reciprocal balances with other banks through the Certificate of Deposit Account Registry Service (CDARS), as compared to $193 million in brokered deposits at December 31, 2008.  Noninterest bearing deposits comprised 21.6% of total deposits at December 31, 2009 as compared to 25.5% at December 31, 2008.

Borrowings remained relatively flat throughout 2009.  Total borrowings were $164.4 million at December 31, 2009 as compared to $166.4 million at December 31, 2008.  The entire balance of borrowings at each balance sheet date consisted of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

The Company’s and the subsidiary bank’s capital ratios increased at December 31, 2009 as compared to December 31, 2008, due primarily to the issuance of $57.8 million, net of expenses, of convertible preferred stock during the third quarter 2009.  As a result of this issuance, the Company injected an aggregate of $40.0 million of capital into its bank subsidiary.  All of the regulatory capital ratios are above the highest regulatory capital requirement of “well-capitalized” at December 31, 2009.  The Company’s and the bank subsidiary’s actual capital ratios for December 31, 2009 and December 31, 2008 are presented in the table below:

	Ratio at December 31, 2009	Ratio at December 31, 2008	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	13.80%	10.61%	8.00%	N/A
Guaranty Bank and Trust Company	12.82%	10.52%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	9.43%	9.35%	4.00%	N/A
Guaranty Bank and Trust Company	11.55%	9.26%	4.00%	6.00%
Leverage Ratio:
Consolidated	7.89%	8.98%	4.00%	N/A
Guaranty Bank and Trust Company	9.66%	8.90%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets.  At December 31, 2009, approximately $29.9 million of the bank subsidiary’s allowance for loan losses is disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 1.67% of the bank subsidiary’s risk-weighted assets.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
	(Dollars in thousands)

Nonaccrual loans, not restructured	$59,584	$81,035	$52,483	$57,299	$54,594
Other nonperforming loans	123	150	2,671	911	228

Total nonperforming loans (NPLs)	$59,707	$81,185	$55,154	$58,210	$54,822
Other real estate owned and foreclosed assets	37,192	32,246	34,746	14,524	484

Total nonperforming assets (NPAs)	$96,899	$113,431	$89,900	$72,734	$55,306

Accruing loans past due 90 days or more	$123	$9,140	$2,671	$911	$228

Accruing loans past due 30-89 days	$21,709	$52,443	$39,836	$31,957	$35,169

Allowance for loan losses	$51,991	$49,038	$43,041	$37,598	$44,988

Selected ratios:
NPLs to loans, net of unearned discount	3.93%	5.11%	3.34%	3.31%	3.00%
NPAs to total assets	4.55%	5.51%	4.62%	3.57%	2.63%
Allowance for loan losses to NPAs	53.65%	43.23%	47.88%	51.69%	81.34%
Allowance for loan losses to NPLs	87.08%	60.40%	78.04%	64.59%	82.06%
Allowance for loan losses to loans, net of unearned discount	3.42%	3.09%	2.61%	2.14%	2.46%
Loans 30-89 days past due to loans, net of unearned discount	1.43%	3.30%	2.41%	1.82%	1.93%

The types of nonperforming loans (excluding loans held for sale) as of December 31, 2009 and September 30, 2009 are as follows:

	Nonperforming Loans
	December 31, 2009			September 30, 2009
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Amounts in thousands)
Residential Construction, Land and Land Development	$25,812	43.2%	$2,542	$33,073	40.7%	$1,990
Other Residential Loans	3,131	5.2%	623	2,442	3.0%	421
Commercial and Industrial Loans	18,206	30.5%	1,960	19,527	24.1%	1,992
Commercial Real Estate	12,188	20.5%	1,468	25,626	31.6%	3,112
Other	370	0.6%	10	517	0.6%	—
Total	$59,707	100.0%	$6,603	$81,185	100.0%	$7,515

The decrease in nonperforming loans related to commercial real estate and land development loans is primarily the result of dispositions and loan transfers to other real estate owned during the fourth quarter.

The types of loans included in the accruing loans past due 30-89 days as of December 31, 2009 and September 30, 2009 are as follows:

	Accruing loans past due 30-89 days
	December 31, 2009		September 30, 2009
	Loan Balance	Percent	Loan Balance	Percent
	(Amounts in thousands)
Residential Construction, Land and Land Development	$10,265	47.3%	$5,751	11.0%
Other Residential Loans	2,103	9.7%	2,253	4.3%
Commercial and Industrial Loans	4,038	18.6%	3,239	6.2%
Commercial Real Estate	3,516	16.2%	40,452	77.1%
Other	1,787	8.2%	748	1.4%
Total	$21,709	100.0%	$52,443	100.0%

At December 31, 2009, approximately $18.3 million of the $21.7 million of accruing loans past due 30-89 days were matured and in the process of renewal. These loans are current with respect to payments, but are considered past due as they have matured and must be renewed.  Due to more conservative underwriting requirements and pricing increases being sought, it is taking longer to negotiate and redocument the matured loans.

Accruing loans over 90 days past due decreased to $0.1 million at December 31, 2009, from $9.1 million at September 30, 2009. Approximately $8.9 million of the September 30, 2009 balance was comprised of two loan relationships that were in the process of renewal as of September 30, 2009.

Net charge-offs in the fourth quarter 2009 were $7.1 million, as compared to $14.0 million in the third quarter 2009, and $1.0 million in the fourth quarter 2008.  Impaired loans as of December 31, 2009 totaled $59.7 million, as compared to $81.2 million at September 30, 2009, and $54.8 million at December 31, 2008.

The Company recorded a provision for loan losses in the fourth quarter 2009 of $10.0 million, as compared to $20.0 million in the third quarter 2009 and $1.3 million in the fourth quarter 2008.  The fourth quarter 2009 provision for loan losses is 50% lower than the third quarter 2009.  A provision for loan losses of $3.9 million was made for the general component of the allowance for loan losses in the fourth quarter 2009, which was primarily for the impact of the quarterly net charge-offs on the historical loss and economic conditions components of our allowance for loan losses.

The allowance for loan losses to total loans outstanding was 3.42% at December 31, 2009, as compared to 3.09% at September 30, 2009 and 2.46% at December 31, 2008.  The allowance for loan losses to nonperforming loans was 87.08% at December 31, 2009, compared to 60.4% at September 30, 2009 and 82.06% at December 31, 2008.

Regulatory Written Agreement

On January 22, 2010, the Company and our bank subsidiary, Guaranty Bank and Trust Company, entered into a Written Agreement with the Federal Reserve Bank of Kansas City and the Colorado Division of Banking. The Written Agreement is based in part on the findings of the Federal Reserve and Division of Banking during an examination that commenced in May 2009.  Since the completion of the examination, the Company and Guaranty Bank have taken substantial steps to address many of the items included in the Written Agreement.

The Written Agreement primarily establishes timeframes for the completion of certain remedial measures identified as important to improve the Company’s overall financial performance. In addition, the Written Agreement, among other things, provides that the Company obtain prior written approval from our regulators in order to pay dividends, incur, increase or guarantee any debt or make any payments on its trust preferred securities.

Dan Quinn, President and CEO of the Company, said, “We have been working proactively over the last year to address our capital position, liquidity and credit quality and are in a stronger financial position now than we were at the completion of last year’s regulatory examination. We have raised $57.8 million, net of expenses, of additional capital. With this capital investment, we have prepared ourselves for a solid, long-term future. Our consolidated total risk-based capital ratio has increased from 10.61% at the end of 2008 to 13.80% at December 31, 2009, a 30.1% increase.  The same capital ratio for Guaranty Bank has likewise increased from 10.52% at the end of 2008 to 12.82% at December 31, 2009, which exceeds the threshold to be considered well-capitalized under regulatory guidelines by 2.82 percentage points.  In addition to strengthening our capital levels during 2009, we have improved liquidity with a $188.8 million increase to cash and cash equivalents, as well as a $104.0 million increase to investment securities at December 31, 2009 as compared to the end of 2008.  We have also taken measures to reduce the Bank’s credit risk profile through the identification and reduction of higher-risk loans and aggressively addressing our nonperforming loans and past dues as evidenced by the 26.5% decline in nonperforming loans in the fourth quarter 2009.”

Mr. Quinn, continued, “The Written Agreement will not affect the operation of our business on a day-to-day basis, nor does it affect our long-term strategic plan.  In addition, we will continue our heritage of providing our banking customers the exceptional service they expect and deserve.”

Shares Outstanding

As of December 31, 2009, the Company had 52,822,897 shares of common stock outstanding, including 1,381,105 shares of unvested stock awards, but excluding 129,806 shares of common stock to be issued under its deferred compensation plan.  In addition, the company had 60,434 shares of Series A convertible preferred stock outstanding, with a liquidation value of $1,000 per share.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value, tangible book value (after giving effect to conversion of preferred stock), and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the tangible equity ratio as of the dates indicated:

	December 31, 2009	September 30, 2009	December 31, 2008
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$192,638	$195,670	$161,580
Less: Preferred share liquidation preference	(60,434)	(59,053)	—
Stockholders’ equity attributable to common shares	132,204	136,617	161,580
Less: Intangible assets	(19,222)	(20,778)	(25,500)
Tangible common equity	$112,982	$115,839	$136,080

Number of common shares outstanding and to be issued	52,952,703	52,531,840	52,654,131

Number of shares of preferred stock outstanding	60,434	59,053	N/A
Number of shares of common stock to be issued upon conversion of preferred stock	33,574,444	32,807,222	N/A

Book value per common share	$2.50	$2.60	$3.07
Tangible book value per common share	$2.13	$2.21	$2.58
Tangible book value per common share (after giving effect to conversion of preferred stock)	$2.00	$2.05	$2.58

Tangible Equity Ratio
Total assets	$2,127,580	$2,057,378	$2,102,741
Less: Intangible assets	(19,222)	(20,778)	(25,500)
Tangible assets	$2,108,358	$2,036,600	$2,077,241

Equity ratio — GAAP (Total stockholders’ equity / total assets)	9.05%	9.51%	7.68%
Tangible equity ratio (Tangible common equity + Preferred share liquidation preference) / tangible assets	8.23%	8.59%	6.55%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2009	September 30, 2009	December 31, 2008
	(In thousands)
Assets
Cash and due from banks	$234,483	$148,194	$32,189
Federal funds sold	—	—	13,522
Cash and cash equivalents	234,483	148,194	45,711
Securities available for sale, at fair value	221,134	182,573	102,874
Securities held to maturity	9,942	10,377	13,114
Bank stocks, at cost	17,160	16,347	28,276
Total investments	248,236	209,297	144,264

Loans, net of unearned discount	1,519,608	1,587,265	1,826,333
Less allowance for loan losses	(51,991)	(49,038)	(44,988)
Net loans	1,467,617	1,538,227	1,781,345
Loans held for sale	9,862	5,500	5,760
Premises and equipment, net	60,267	61,110	63,018
Other real estate owned and foreclosed assets	37,192	32,246	484
Other intangible assets, net	19,222	20,778	25,500
Other assets	50,701	42,026	36,659
Total assets	$2,127,580	$2,057,378	$2,102,741

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$366,103	$366,308	$433,761
Interest-bearing demand	523,971	472,418	460,856
Savings	71,816	72,483	68,064
Time	731,400	721,227	735,970
Total deposits	1,693,290	1,632,436	1,698,651
Securities sold under agreements to repurchase and federal funds purchased	22,990	12,424	21,781
Borrowings	164,364	164,420	166,404
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	13,059	11,189	13,086
Total liabilities	1,934,942	1,861,708	1,941,161

Stockholders’ equity:
Preferred stock and Additional paid-in capital — Preferred stock	59,227	57,883	—
Common stock and Additional paid-in capital — Common stock	618,408	618,011	617,253
Shares to be issued for deferred compensation obligations	199	156	710
Accumulated deficit	(382,599)	(379,325)	(352,003)
Accumulated other comprehensive income (loss)	(143)	1,387	(1,302)
Treasury Stock	(102,454)	(102,442)	(103,078)
Total stockholders’ equity	192,638	195,670	161,580
Total liabilities and stockholders’ equity	$2,127,580	$2,057,378	$2,102,741

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Income (Loss)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$21,631	$26,022	$89,625	$112,844
Investment securities:
Taxable	1,412	779	3,479	2,991
Tax-exempt	738	788	3,033	3,404
Dividends	155	301	825	1,647
Federal funds sold and other	115	84	193	426
Total interest income	24,051	27,974	97,155	121,312
Interest expense:
Deposits	5,786	7,902	26,402	32,562
Federal funds purchased and repurchase agreements	42	85	140	527
Borrowings	1,328	1,402	5,284	5,333
Subordinated debentures	611	906	2,556	3,328
Total interest expense	7,767	10,295	34,382	41,750
Net interest income	16,284	17,679	62,773	79,562
Provision for loan losses	10,005	1,250	51,115	33,775
Net interest income, after provision for loan losses	6,279	16,429	11,658	45,787
Noninterest income:
Customer service and other fees	2,206	2,357	9,520	9,682
Gain (loss) on sale of securities	(1)	—	(2)	138
Other	215	(91)	894	800
Total noninterest income	2,420	2,266	10,412	10,620
Noninterest expense:
Salaries and employee benefits	6,560	6,255	26,547	31,086
Occupancy expense	1,854	1,725	7,609	7,815
Furniture and equipment	1,060	1,203	4,441	5,290
Impairment of goodwill	—	—	—	250,748
Amortization of intangible assets	1,556	1,803	6,278	7,433
Other real estate owned	3,369	313	5,931	1,612
Insurance and assessments	1,612	713	6,536	2,956
Professional fees	963	998	3,224	3,256
Other general and administrative	2,860	2,357	9,872	9,460
Total noninterest expense	19,834	15,367	70,438	319,656
Income (loss) before income taxes	(11,135)	3,328	(48,368)	(263,249)
Income tax benefit	(9,250)	(496)	(19,161)	(6,513)
Net income (loss)	(1,885)	3,824	(29,207)	(256,736)
Preferred stock dividends	(1,389)	—	(1,389)	—
Net income (loss) applicable to common shareholders	$(3,274)	$3,824	$(30,596)	$(256,736)

Earnings (loss) per common share—basic:	$(0.07)	$0.08	$(0.60)	$(5.03)
Earnings (loss) per common share—diluted:	(0.07)	0.08	(0.60)	(5.03)

Weighted average shares outstanding-basic	51,468,231	51,116,291	51,378,360	51,044,372
Weighted average shares outstanding-diluted	51,468,231	51,116,291	51,378,360	51,044,372

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,578,761	$1,627,066	$1,825,489	$1,686,136	$1,797,357
Securities	228,608	153,657	141,005	164,094	154,548
Other earning assets	176,049	101,585	13,022	75,887	14,763
Average earning assets	1,983,418	1,882,308	1,979,516	1,926,117	1,966,668
Other assets	133,839	140,371	120,003	128,168	328,440

Total average assets	$2,117,257	$2,022,679	$2,099,519	$2,054,285	$2,295,108

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$363,177	$345,831	$410,663	$387,597	$440,359
Interest-bearing deposits	1,320,410	1,259,751	1,275,220	1,252,903	1,242,425
Average deposits	1,683,587	1,605,582	1,685,883	1,640,500	1,682,784
Other interest-bearing liabilities	223,835	218,491	241,453	223,703	236,156
Other liabilities	11,979	12,120	15,001	11,671	19,522
Total average liabilities	1,919,401	1,836,193	1,942,337	1,875,874	1,938,462
Average stockholders’ equity	197,856	186,486	157,182	178,411	356,646
Total average liabilities and stockholders’ equity	$2,117,257	$2,022,679	$2,099,519	$2,054,285	$2,295,108

GUARANTY BANCORP
Unaudited Credit Quality Measures

	Quarter Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$59,584	$81,035	$52,483	$57,299	$54,594
Other nonperforming loans	123	150	2,671	911	228
Total nonperforming loans	$59,707	$81,185	$55,154	$58,210	$54,822
Other real estate owned and foreclosed assets	37,192	32,246	34,746	14,524	484
Total nonperforming assets	$96,899	$113,431	$89,900	$72,734	$55,306

Impaired loans	$59,707	$81,185	$55,154	$58,210	$54,822
Allocated allowance for loan losses	(6,603)	(7,515)	(7,291)	(6,342)	(11,064)
Net investment in impaired loans	$53,104	$73,670	$47,863	$51,868	$43,758

Accruing loans past due 90 days or more	$123	$9,140	$2,671	$911	$228

Accruing loans past due 30-89 days	$21,709	$52,443	$39,836	$31,957	$35,169

Charged-off loans	$7,618	$14,618	$13,509	$10,262	$2,032
Recoveries	(566)	(615)	(347)	(367)	(1,005)
Net charge-offs	$7,052	$14,003	$13,162	$9,895	$1,027

Provision for loan loss	$10,005	$20,000	$18,605	$2,505	$1,250

Allowance for loan losses	$51,991	$49,038	$43,041	$37,598	$44,988

Allowance for loan losses to loans, net of unearned discount	3.42%	3.09%	2.61%	2.14%	2.46%
Allowance for loan losses to nonaccrual loans	87.26%	60.51%	82.01%	65.62%	82.41%
Allowance for loan losses to nonperforming assets	53.65%	43.23%	47.88%	51.69%	81.34%
Allowance for loan losses to nonperforming loans	87.08%	60.40%	78.04%	64.59%	82.06%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	6.22%	7.00%	5.33%	4.11%	3.03%
Nonperforming assets to total assets	4.55%	5.51%	4.62%	3.57%	2.63%
Nonaccrual loans to loans, net of unearned discount	3.92%	5.11%	3.18%	3.26%	2.99%
Nonperforming loans to loans, net of unearned discount	3.93%	5.11%	3.34%	3.31%	3.00%
Annualized net charge-offs to average loans	1.77%	3.42%	3.05%	2.22%	0.22%